Exhibit 99.1

          COLUMBIA BANCORP ISSUES FIRST QUARTER 2007 FINANCIAL GUIDANCE

    THE DALLES, Ore., April 6 /PRNewswire-FirstCall/ -- Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, issued guidance today estimating that its first quarter 2007 diluted earnings is expected to be $0.33 to $0.35 per share. This estimate is lower than current analyst expectations.

    Columbia's earning performance in the first quarter is being impacted primarily by compression of the net interest margin, which management believes is a consistent issue facing banks across the country. As we continue to experience a stationary Fed Funds rate and hear uncertain economic news about the housing market and volatile oil prices, management expects our yield on earning assets to remain fairly flat for the remainder of 2007. This forecast is based on an expectation the Fed Funds rate will remain unchanged. We also expect increasing competition for core deposits, which will likely cause an increase in our cost of funds.

    Although Columbia Bancorp's net interest margin has generally been above average among our peer group in the past, management expects margin compression will continue, resulting in earnings performance more in line with industry peers.

    Also contributing to earnings performance is our provision for loan losses which is expected to be in the range of $950,000 and $1,050,000 for the first quarter of 2007. Our provision will reflect adjustments to the allowance for loan losses resulting in part from a $1 million charge-off of a loan to a single borrower. As of March 30, 2007, a settlement was reached between Columbia River Bank and the borrower and based on this settlement and our reserve allocation, management believes that Columbia is sufficiently reserved for this settlement. Columbia continues to maintain overall healthy credit quality and strong loan growth.

    "With the steady growth in our Pacific Northwest economy sustaining consumer confidence in the region, we are confident we will continue to move the organization forward in its commitment to being the Bank of choice for our customers, shareholders and employees," stated Roger Christensen, Chief Executive Officer and President. "We remain committed to our strategic plans in order to build long-term value."

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 21 full-service branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

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    FORWARD-LOOKING STATEMENTS

    This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about Management's present plans and intentions about our strategy, growth, and deployment of resources, and about Management's expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends," or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain Management's current plans, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the potential for losses inherent in our loan portfolio, economic and other factors that affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia's revenues and margins, and our ability to open and generate growth from new branches and to expand in new markets as we expect. Some of the other, risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this report is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward looking statements or the factors that may cause us to deviate from them, except as required by law.

SOURCE  Columbia Bancorp
    -0-                             04/06/2007
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President and CFO, +1-541-298-6612, or gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiabancorp.com/
    (CBBO)